UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On July 27, 2006, Cott Corporation (the “Company”) announced that, effective August 1, 2006 (the “Termination Date”), the Company terminated the employment of Mark Benadiba, as the Company’s Executive Vice President of North American Operations, Andrew J. Murfin, as Senior Vice President and Managing Director of the U.K. and Europe, and Colin Walker, as Senior Vice President, Corporate Resources. The Company is currently negotiating and finalizing the severance arrangements with Messrs. Benadiba, Murfin and Walker. It is expected that each arrangement will provide for severance benefits. When these arrangements are finalized, the Company will file a report on Form 8-K.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 27, 2006, the Company announced that John Dennehy, most recently the Company’s Senior Vice President of Sales and Marketing for North America, would serve as President of the Company’s North America business unit, effective August 1, 2006. Mr. Dennehy, age 45, has been employed by the Company, in various management-level sales positions, since 1991. Mr. Dennehy does not serve on the Board of Directors of any public companies. There are no family relationships between Mr. Dennehy and any directors or executive officers of the Company, and there have not been any related party transactions in amounts which exceeded $60,000, except for compensation for employment, nor are there any such transactions currently proposed.
     Mr. Dennehy continues to be employed pursuant to the terms of an employment agreement with the Company, effective as of October 20, 2005. In connection with his change of position, his annual salary has been increased to $375,000. Mr. Dennehy also receives an annual car allowance of $14,500. He is also eligible to participate in the Company’s short-term executive bonus plan with an annual target bonus equal to his base salary, as well as the opportunity to earn up to 200% of base salary based on Company and personal performance. Mr. Dennehy is eligible to participate in all Company benefit plans made available to Company employees and senior executives, including the executive incentive share purchase and long-term incentive plans.
     If the Company terminates Mr. Dennehy’s employment for cause or he resigns, the Company will pay him an amount equal to his accrued base salary, including accrued and unused vacation time, through the date of termination. If the Company terminates him without cause or he resigns for good reason, he will be entitled (i) to continue to receive his compensation for a period of one year from the time of dismissal, such compensation to include base salary, car allowance, retirement plan match amount, life insurance and reimbursement for health insurance coverage and (ii) to receive one year’s target bonus at a maximum amount of 100% of the target payout amount. He has also agreed not to compete with the Company at any time during which severance is being paid to him.

     On July 27, 2006, the Company announced it has hired Wynn A. Willard to serve as President of the Company’s International business unit and Abilio J. Gonzalez to serve as the Company’s Chief People Officer, effective August 1, 2006. Messrs. Willard and Gonzalez will be employed by the Company subject to the terms of employment agreements, which are expected to provide for salary, bonus and certain rights upon termination. The employment agreements are currently being negotiated and finalized.
     From July 2004 to the present, Mr. Willard, age 48, worked as an independent consultant. From May 2003 to June 2004, he served as Chief Executive Officer of New World Pasta Company (food manufacturer). From June 2001 through December 2002, he served as Senior Vice President and Chief Marketing Officer of Hershey Foods Corporation (food manufacturer). Mr. Willard has also served in various executive and management positions with other consumer packaged food and beverage companies, including Nabisco Holdings Corporation (food manufacturer) and Cadbury Beverages, Inc. (beverage company). Mr. Willard does not serve on the Board of Directors of any public companies.
     From December 2005 through the present, Mr. Gonzalez, age 45, worked as an independent consultant and conducted research in connection with the writing of a book. From September 2003 through November 2005, Mr. Gonzalez was employed by Microsoft Corporation (software company) as General Manager, Global Talent Acquisition and Engagement and Microsoft Business Division from November 2004 through November 2005, and as General Manager, HR Microsoft Productivity and Business Solutions from September 2003 through November 2004. From July 2002 through September 2003, he served as Corporate Vice President, Human Resources for Panamco, LLC (soft drink bottling company). Mr. Gonzalez has also served in human resources management positions for Novartis AG (pharmaceutical company), PepsiCo Inc. (food and beverage company) and Warner Lambert Inc. (pharmaceutical company). Mr. Gonzalez does not serve on the Board of Directors of any public companies.
     There are no family relationships between either Mr. Willard or Mr. Gonzalez and any directors or executive officers of the Company, and there have not been any related party transactions in which the amounts involved exceeded $60,000 with either Mr. Willard or Mr. Gonzalez within the past year, nor are there any such transactions currently proposed, other than as will be set out in their respective employment agreements.
     On July 27, 2006, the Company terminated the employment of Mark Benadiba, as the Company’s Executive Vice President of North American Operations, Andrew J. Murfin, as Senior Vice President and Managing Director of the U.K. and Europe, and of Colin Walker, as Senior Vice President, Corporate Resources. The Company is currently negotiating and finalizing the severance arrangements with Messrs. Benadiba, Murfin and Walker. It is expected that each arrangement will provide for severance benefits.
     A copy of the press release announcing the management changes is furnished as Exhibit

     99.1 to this report and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated July 27, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: August 2, 2006	By:	/s/ B. Clyde Preslar
B. Clyde Preslar
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Number	Description
99.1	Press release dated July 27, 2006.